UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number:   0-6103

                        Watermark Investors Realty Trust
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             (Exact name of registrant as specified in its charter)

                         100 N. Tryon Street, Suite 5500
                               Charlotte, NC 28202
                                  (704)343-9334

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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              Common Shares of Beneficial Interest, $1.00 par value
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)   [ ]      Rule 12h-3(b)(1)(i)        [ ]
             Rule 12g-4(a)(1)(ii)  [x]      Rule 12h-3(b)(1)(ii)       [x]
             Rule 12g-4(a)(2)(i)   [ ]      Rule 12h-3(b)(2)(i)        [ ]
             Rule 12g-4(a)(2)(ii)  [ ]      Rule 12h-3(b)(2)(ii)       [ ]
                                            Rule 15d-6                 [ ]


     Approximate number of holders of record as of the certification or notice date: 299



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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Watermark Investors Realty Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      Date:  August 28, 2007


                                      By:    /s/David S. Givner
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                                             David S. Givner
                                             Trustee, President and Treasurer